JUST ENERGY GROUP INC.

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NOTICE TO READER

As of March 31, 2022, based on a calculation made as of September 30, 2021, being the last business day of the second quarter, Just Energy Group Inc. (the “Company”) is considered a domestic filer in the United States instead of a foreign private issuer, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended.

Accordingly, the Company is now required to prepare its financial statements filed with the Securities and Exchange Commission (“SEC”) in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) instead of International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. As required pursuant to section 4.3(4) of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators, the Company must restate its interim financial reports for the fiscal year ended March 31, 2022 in accordance with U.S. GAAP as such interim financial reports having previously been prepared in accordance with IFRS.

Accordingly, the attached interim condensed consolidated financial statements (the “Financial Statements”) for the three months ended and nine months ended December 31, 2021 and 2020 have been prepared in accordance with U.S. GAAP, are current as of February 16, 2022 and provide financial information for the three months and nine months ended December 31, 2021, as restated on August 5, 2022. Other than as expressly set forth in Note 1 and Note 16 (b), the Financial Statements do not, and do not purport to, update or restate the information in the original Financial Statements.

The Company’s Annual Report for the fiscal year ended March 31, 2022 on Form 10-K (the “Annual Report”) dated August 5, 2022 is available under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Readers are cautioned that these Financial Statements should be read in conjunction with the Annual Report, including the audited consolidated financial statements and the related notes thereto included in Item 8 thereof.

JUST ENERGY GROUP INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited in thousands of U.S. dollars)

		As at	As at
		December 31, 2021	March 31, 2021
	Notes	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents		$138,343	$171,761
Restricted cash		2,687	905
Trade and other receivables, net	4(a)	433,085	270,538
Gas in storage		18,695	2,379
Derivative instruments	6	165,458	18,382
Income taxes recoverable		10,289	6,551
Other current assets	5(a)	144,900	129,944
Total current assets		913,457	600,460
Non-current assets
Investments	7	–	26,154
Property and equipment, net		10,235	14,177
Intangible assets, net		50,268	56,240
Goodwill		129,321	130,235
Derivative instruments	6	76,480	8,429
Deferred income taxes		531	2,977
Other non-current assets	5(b)	36,344	28,042
Total non-current assets		303,179	266,254
TOTAL ASSETS		$1,216,636	$866,714

LIABILITIES
Current liabilities
Trade and other payables	8	$321,776	$310,114
Deferred revenue		6,381	1,119
Income taxes payable		2,551	3,281
Derivative instruments	6	9,031	11,115
Provisions		683	5,396
Current portion of long-term debt	10	126,722	103,215
Total current liabilities		467,144	434,240
Liabilities subject to compromise	8,9,10	827,968	854,984
Non-current liabilities
Long-term debt	10	167	1,240
Derivative instruments	6	19,454	48,643
Deferred income taxes		3	2,186
Other non-current liabilities		2,910	4,978
		22,534	57,047
TOTAL LIABILITIES		$1,317,646	$1,346,271
Commitments and contingencies	16
SHAREHOLDERS’ DEFICIT
Common shares, no par value; unlimited shares authorized at December 31, 2021 and March 31, 2021; 48,078,637 shares issued and outstanding at December 31, 2021; 48,078,637 shares issued and outstanding at March 31, 2021	13	$1,168,162	$1,168,162
Contributed deficit		(12,407)	(13,558)
Accumulated deficit		(1,388,544)	(1,766,646)
Accumulated other comprehensive income		132,081	132,797
Non-controlling interest		(302)	(312)
TOTAL SHAREHOLDERS’ DEFICIT		(101,010)	(479,557)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		$1,216,636	$866,714

See accompanying notes to the Interim Condensed Consolidated Financial Statements

Scott Gahn	Stephen Schaefer
Chief Executive Officer and President	Corporate Director

F-2.

JUST ENERGY GROUP INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

		For the three months ended December 31,		For the nine months ended December 31,
	Notes	2021	2020	2021	2020
CONTINUING OPERATIONS
Revenue	11	$516,185	$481,619	$1,571,928	$1,530,853
Cost of goods sold		346,675	343,059	1,272,297	1,032,385
GROSS MARGIN		169,510	138,560	299,631	498,468
INCOMES (EXPENSES)
Administrative		(26,074)	(24,525)	(80,534)	(88,202)
Selling and marketing		(34,582)	(32,426)	(102,456)	(102,311)
Provision for expected credit loss		(7,036)	(2,579)	(16,054)	(19,959)
Depreciation and amortization		(8,396)	(4,114)	(15,777)	(13,663)
Interest expense	10	(8,890)	(13,648)	(25,474)	(51,870)
Reorganization costs	14	(34,000)	–	(65,232)	–
Restructuring costs		–	–	–	(5,368)
Gain on September 2020 Recapitalization transaction, net		–	774	–	38,907
Unrealized gain (loss) on derivative instruments and other	6	(217,408)	(70,438)	251,684	(78,071)
Realized gain (loss) on derivative instruments		62,359	(43,672)	115,152	(204,853)
Realized gain (loss) on investment	7	(7,846)	–	15,041	–
Other expenses, net		(61)	(1,698)	(474)	(3,903)
Income (loss) from continuing operations before income taxes		(112,424)	(53,766)	375,507	(30,825)
Income tax expense (recovery)	12	(1,543)	2,582	(2,527)	3,551
INCOME (LOSS) FROM CONTINUING OPERATIONS		$(110,881)	$(56,348)	$378,034	$(34,376)
Income from discontinued operations, net of income tax		–	2,849	–	158
NET INCOME (LOSS) FOR THE PERIOD		$(110,881)	$(53,499)	$378,034	$(34,218)
Less: Net loss attributable to non-controlling interest		(19)	(10)	(68)	(95)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDER		$(110,862)	$(53,489)	$378,102	$(34,123)

Earnings (loss) per share from continuing operations	15
Basic		$(2.31)	$(1.17)	$7.86	$(1.30)
Diluted		$(2.31)	$(1.17)	$7.73	$(1.30)
Earnings per share from discontinued operations
Basic		$–	$0.06	$–	$0.01
Diluted		$–	$0.06	$–	$0.01
Earnings (loss) per share available to shareholders	15
Basic		$(2.31)	$(1.11)	$7.86	$(1.29)
Diluted		$(2.31)	$(1.11)	$7.73	$(1.29)
Weighted average shares outstanding
Basic		48,078,637	48,043,495	48,078,637	26,355,407
Diluted		48,919,620	48,800,850	48,919,620	26,656,928

See accompanying notes to the Interim Condensed Consolidated Financial Statements

JUST ENERGY GROUP INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited in thousands of U.S. dollars)

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020

INCOME (LOSS) FOR THE PERIOD	$(110,881)	$(53,499)	$378,034	$(34,218)
Other comprehensive income (loss), net of income tax:
Unrealized gain (loss) on translation of foreign operations. net of income tax	1,284	6,421	(716)	(9,562)
Unrealized loss on translation of foreign operations from discontinued operations, net of income tax	–	(537)	–	(1,621)
Gain on translation of foreign operations disposed and reclassified to Interim Condensed Consolidated Statements of Operations, net of income tax	–	–	–	127
Other comprehensive income (loss) net of income tax	1,284	5,884	(716)	(11,056)
TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD, NET OF TAX	$(109,597)	$(47,615)	$377,318	$(45,274)

Total comprehensive loss attributable to:
Net loss attributable to non-controlling interest	(19)	(10)	(68)	(95)
TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS, NET OF INCOME TAX	$(109,578)	$(47,605)	$377,386	$(45,179)

See accompanying notes to the Interim Condensed Consolidated Financial Statements

JUST ENERGY GROUP INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS SHAREHOLDERS’ EQUITY

(unaudited in thousands of U.S. dollars)

		For the nine months ended December 31,
		2021	2020
ATTRIBUTABLE TO THE SHAREHOLDERS
Accumulated earnings
Accumulated earnings (loss), beginning of period		$(231,208)	$109,462
Net income (loss) for the period as reported, attributable to shareholders		378,102	(34,123)
Accumulated earnings, end of period		$146,894	$75,339

DIVIDENDS AND DISTRIBUTIONS
Dividends and distributions, beginning of period		(1,535,438)	(1,535,421)
Dividends and distributions declared and paid		–	(17)
Dividends and distributions, end of period		$(1,535,438)	$(1,535,438)
ACCUMULATED DEFICIT		$(1,388,544)	$(1,460,099)

ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income, beginning of period		$132,797	$143,071
Other comprehensive income		(716)	(11,056)
Accumulated other comprehensive income, end of period		$132,081	$132,015

SHAREHOLDERS’ CAPITAL
Common shares
Common shares, beginning of period	13	$1,168,162	$839,778
Issuance of shares-September 2020 Recapitalization		–	328,842
Issuance cost associated with September 2020 Recapitalization		–	(1,179)
Share-based units exercised		–	721
Common shares, end of period		$1,168,162	$1,168,162

Preferred shares
Preferred shares, beginning of period		$–	$111,948
Settled with common shares		–	(111,948)
Preferred shares, end of period		$–	$–
SHAREHOLDERS’ CAPITAL		$1,168,162	$1,168,162

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES
Balance, beginning of period		$–	$9,911
Settled with common shares		–	(9,911)
Balance, end of period		$–	$–

CONTRIBUTED DEFICIT
Balance, beginning of period		$(13,558)	$(27,382)
Add: Share-based compensation expense		1,151	4,285
Non-cash deferred share grant distribution		–	17
Transferred from equity component		–	9,911
Less: Share-based units exercised		–	(721)
Share-based compensation adjustment.		–	(332)
Balance, end of period		$(12,407)	$(14,222)

NON-CONTROLLING INTEREST
Balance, beginning of period		$(312)	$(292)
Foreign exchange impact on non-controlling interest		78	61
Net loss attributable to non-controlling interest		(68)	(95)
Balance, end of period		$(302)	$(326)
TOTAL SHAREHOLDERS’ DEFICIT		$(101,010)	$(174,470)

See accompanying notes to the Interim Condensed Consolidated Financial Statements

JUST ENERGY GROUP INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited in thousands of U.S. dollars)

		For the nine months ended December 31,
	Notes	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) from continuing operations		$378,034	$(34,376)
Net income from discontinued operations		–	158
Net income (loss)		378,034	(34,218)

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization		15,934	13,784
Share-based compensation expense		1,151	4,298
Interest expense, non-cash portion		–	15,976
Reorganization items (non-cash)		27,735	–
Operating leased asset payments		(1,557)	(2,126)
Loss on sale of subsidiaries, net		–	332
Unrealized (gain) loss on derivative instruments and other	6	(251,684)	78,071
Gain on investment	7	(15,041)	–
Gain from September 2020 Recapitalization transaction		–	(50,824)
Net change in working capital balances		(184,228)	(36,719)
Liabilities subject to compromise		1,270	–
Deferred taxes		–	(751)
Adjustment for discontinued operations, net		–	(4,441)
Net cash used by operating activities		(28,386)	(16,618)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment		(597)	(262)
Purchase of intangible assets		(6,340)	(5,999)
Proceeds from sale of investments	7	40,713	–
Payments for acquired business		–	3,627
Net cash provided (used) by investing activities		33,776	(2,634)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from DIP Facility	10	25,000	–
Repayment of long-term debt	10	(1,780)	(2,285)
Finance leased asset payments		(44)	(127)
Debt issuance costs		(1,293)	(4,856)
Share swap payout		–	(15,448)
Credit facilities payments	10	(58,725)	(2,814)
Dividends paid		–	(17)
Proceeds from issuance of common stock, net		–	75,694
Net cash provided (used) by financing activities		(36,842)	50,147

Effect of foreign currency translation on cash balances		(184)	152

Net increase (decrease) in Cash and cash equivalents and Restricted cash		(31,636)	31,047
Cash and cash equivalents and restricted cash, beginning of year		172,666	21,452
Cash and cash equivalents and restricted cash, end of year		$141,030	$52,499

Supplemental cash flow information:
Interest paid		$25,474	$34,931
Income taxes paid		$1,596	$6,582

See accompanying notes to the Interim Condensed Consolidated Financial Statements

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

1.   ORGANIZATION – Updated as at August 5, 2022

Just Energy Group Inc. (“Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities of its directly or indirectly owned operating subsidiaries and affiliates. The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The Interim Condensed Consolidated Financial Statements consist of Just Energy and its subsidiaries and affiliates. The Interim Condensed Consolidated Financial Statements were approved by the Board of Directors on August 4, 2022.

Companies’ creditors arrangement and Chapter 15 proceedings

In February 2021, the State of Texas experienced extremely cold weather (the “Weather Event”). The Weather Event led to increased electricity demand and sustained high prices from February 13, 2021 through February 20, 2021. As a result of the losses sustained and without sufficient liquidity to pay the corresponding invoices from the Electric Reliability Council of Texas, Inc. (“ERCOT”) when due, on March 9, 2021, Just Energy applied for and received creditor protection under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) from the Ontario Superior Court of Justice (Commercial List) (the “Ontario Court”) and under Chapter 15 (“Chapter 15”) of the Bankruptcy Code in the United States from the Bankruptcy Court of the Southern District of Texas, Houston Division (the “Court Orders” or “CCAA Proceedings”). Protection under the Court Orders allows Just Energy to operate while it restructures its capital structure.

As part of the CCAA filing, the Company entered into a $125.0 million Debtor-In-Possession (“DIP Facility”) financing with certain affiliates of Pacific Investment Management Company (“PIMCO”) (refer to Note 10(a)). The Company also entered into qualifying support agreements with its largest commodity supplier and ISO services provider. The filings and associated DIP Facility arranged by the Company enabled Just Energy to continue all operations without interruption throughout the United States of America (“U.S.”) and Canada and to continue making payments required by ERCOT and satisfy other regulatory obligations.

On September 15, 2021, the Ontario Court approved the Company’s request to establish a claims process to identify and determine claims against the Company and its subsidiaries that are subject to the ongoing CCAA Proceedings (“Claims Procedure Order”). As part of the CCAA proceedings and in accordance with the Claims Procedure Order, Just Energy continues to review and determine which claims will be allowed, modified or disallowed, which may result in additional liabilities subject to compromise that are not currently reflected in the Consolidated Financial Statements (refer to Note 16(b)).

Plan Support Agreement

As previously disclosed, in connection with the CCAA filing, on May 12, 2022, the Company, the Stalking Horse Purchaser and certain other parties thereto, entered into a plan support agreement (the “Plan Support Agreement”). Upon the execution of the SISP Support Agreement (defined below), the Plan Support Agreement and the transactions contemplated thereunder were automatically terminated pursuant to its terms.

The Plan Support Agreement contemplated the implementation of a recapitalization and financial restructuring of the Just Energy Entities through: (i) a reorganization of the Just Energy Entities, (ii) a rights offering for the issuance of approximately $192.5 million of new common equity which would be backstopped by the Stalking Horse Purchaser pursuant to the Backstop Commitment Letter, (iii) the issuance of new preferred equity, which would be owned entirely by the Stalking Horse Purchaser, and new common equity, (iv) the cancellation for no consideration of all outstanding shares of the Company and (v) the entry into the new credit agreement and the new intercreditor agreement.

The Plan Support Agreement contained certain covenants on the part of the parties thereto, as well as certain conditions to the obligations of such parties and for termination upon the occurrence of certain events, including, without limitation, the failure to achieve certain milestones and certain breaches by the parties under the Plan Support Agreement.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

Backstop Commitment Letter

Also as previously disclosed, in connection with the Plan Support Agreement, on May 12, 2022, the Stalking Horse Purchaser entered into a Backstop Commitment Letter (the “Backstop Commitment Letter”) with Just Energy (U.S.) Corp., pursuant to which the Stalking Horse Purchaser (the “Backstop Parties”) agreed to backstop the approximately $192.5 million rights offering contemplated by the Plan Support Agreement. Upon the execution of the SISP Support Agreement (defined below), the Backstop Commitment Letter and the transactions contemplated thereunder were automatically terminated pursuant to its terms.

Under the Backstop Commitment Letter, the Backstop Parties agreed, subject to the terms and conditions of the Backstop Commitment Letter, to (i) purchase new common equity of the new parent company of the Just Energy Entities, (ii) subscribe for and receive its pro rata share of any unsubscribed new common equity in the rights offering and (iii) subscribe for and receive its pro rata share of new common equity in the rights offering upon the failure by another participant to fulfill its subscription obligations by the participation deadline. The issuance of the new common equity under the rights offering will represent in the aggregate 80% of the new common equity of the new parent company of the Just Energy Entities.

Under the Backstop Commitment Letter, Just Energy (U.S.) Corp. agreed to issue and deliver 10% of the outstanding new common shares on the effective date, which would have constituted backstop commitment fee shares. In addition, Just Energy (U.S.) Corp. agreed to pay a termination fee of $15 million to the Backstop Parties if the Plan Support Agreement is terminated under certain circumstances. Pursuant to the Backstop Commitment Letter, the term loan lenders of the Just Energy Entities were entitled to participate in the rights offering as backstop parties for their pro rata shares of new common equity. The Backstop Parties’ commitments to backstop the rights offering and the other transactions contemplated by the Backstop Commitment Letter were conditioned upon the satisfaction of all applicable conditions set forth in the Backstop Commitment Letter.

Sale and Solicitation Process and Stalking Horse Transaction

On August 4, 2022, the Company entered into a stalking horse transaction agreement (the “Stalking Horse Transaction Agreement”) with the Stalking Horse Purchaser and a support agreement (the “SISP Support Agreement”) in connection with the SISP that is intended to facilitate its exit from the Company’s ongoing insolvency proceedings as a going concern.

Under the SISP, interested parties are invited to participate in accordance with the approved SISP procedures. If one or more qualified bids (other than the transaction contemplated by the Stalking Horse Transaction) are received by September 29, 2022, then Just Energy intends to proceed with an auction to determine the successful bid(s), subject to the terms of the approved SISP procedures. If the Stalking Horse Purchaser is determined to be the successful bidder at the conclusion of the SISP and is subsequently approved by the Court, the Stalking Horse Purchaser will become the sole shareholder of Just Energy (U.S.) Corp., which will be the new parent company of all of the Just Energy Entities, including the Company, and the Just Energy Entities will continue their business and operations as a going concern.

The SISP Support Agreement further contemplates the entry into the Stalking Horse Transaction pursuant to the Stalking Horse Transaction Agreement, under which, among other things, (A) the Stalking Horse Purchaser agreed to act as a “stalking horse” bidder with respect to the SISP, (B) the existing common shares and all other equity interests of the Company would be cancelled or redeemed for no consideration, (C) the issuance of new common equity and new preferred equity of the new parent company of the Just Energy Entities, which will be owned entirely by certain affiliates of the Stalking Horse Purchaser, and (v) the entry into a new credit agreement and a new intercreditor agreement on the terms set forth in the term sheets appended to the SISP Support Agreement.

The SISP Support Agreement contains certain covenants on the part of the parties thereto, as well as certain termination rights upon the occurrence of certain events, including, without limitation, (i) the failure to achieve certain

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

milestones and certain breaches by the parties under the SISP Support Agreement and (ii) the Stalking Horse Purchaser not being the successful bidder under the SISP procedures. Additionally, upon the execution of the SISP Support Agreement, each of the Plan Support Agreement, the Backstop Commitment Letter and the transactions contemplated thereunder were automatically terminated.

Key terms of the Stalking Horse Transaction include:

●	The Stalking Horse Purchaser will become the sole shareholder of Just Energy (U.S.) Corp., which will be the new parent company of all of the Just Energy Entities, including the Company, and the Just Energy Entities will continue their business and operations as a going concern.
●	The purchase price payable pursuant to the Stalking Horse Transaction is (i) $184.9 million in cash; plus (ii) a credit bid of approximately $230 million plus accrued interest of secured claims assigned to the Stalking Horse Purchaser; plus (iii) the assumption of Assumed Liabilities (as defined below), including up to CAD$10 million owing under the Company’s first lien credit facility (the “Credit Facility Remaining Debt”) to remain outstanding under an amended and restated credit agreement.
●	Post-filing claims, the Credit Facility Remaining Debt, claims by energy regulators, and certain other liabilities enumerated in the Stalking Horse Transaction Agreement (“Assumed Liabilities”) will continue to be liabilities of the Just Energy Entities following consummation of the Stalking Horse Transaction. Excluded liabilities and assets of the Just Energy Entities will be discharged from the Just Energy Entities pursuant to an Approval and Vesting Order to be sought subject to the Stalking Horse Transaction being the successful bid in the SISP.
●	No amounts will be available for distribution to the Just Energy Entities’ general unsecured creditors, including the Term Loan lenders.
●	All currently outstanding shares, options and other equity of Just Energy will be cancelled or redeemed for no consideration and without any vote of the existing shareholders.
●	A break-up fee of $14.7 million to be paid to the Stalking Horse Purchaser upon the consummation of an Alternative Restructuring Proposal (as defined in the Transaction Agreement) in the event of termination of the Transaction Agreement in certain specified circumstances.

The parties’ obligations under the Stalking Horse Transaction Agreement are conditioned upon the satisfaction or waiver of all applicable conditions set forth in the Stalking Horse Transaction Agreement, including, among others, the entry by the Court of the SISP Order and the Vesting Order, the completion of the Implementation Steps by the Just Energy Entities, the receipt of all required Transaction Regulatory Approvals (as defined in the Transaction Agreement) and that upon the consummation of the Transaction, no Just Energy Entity will be a reporting issuer (or equivalent) under any United States or Canadian securities laws.

The foregoing description of the SISP Support Agreement and the Stalking Horse Transaction Agreement are not, and do not purport to be, complete and is qualified by reference to the full text of the SISP Support Agreement and the Stalking Horse Transaction Agreement, respectively, copies of which are filed herewith as Exhibit 10.9 and 10.10 and are incorporated herein by reference.

On June 7, 2022, the Ontario Court extended the stay until August 19, 2022. The stay extension allows the Company to continue to operate in the ordinary course of business while pursuing its proposed restructuring plan.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

On May 19, 2022, the common shares of the Company were transferred from the TSX Venture Exchange to the NEX and are trading under the symbol “JE.H.”.  The Company’s common shares continue to trade on the OTC Pink Market under the symbol “JENGQ”.

Weather-event related uplift securitization proceeds

On June 16, 2021, HB 4492 became law in Texas. HB 4492 provides a mechanism for recovery of (i) ancillary service charges above USD $9,000/MWh during the Weather Event; (ii) reliability deployment price adders charged by the ERCOT during the Weather Event; and (iii) amounts owed to ERCOT due to defaults of competitive market participants, which were subsequently “short-paid” to market participants, including Just Energy,  (collectively, the “Weather Event Costs”), incurred by various parties, including the Company, during the Weather Event, through certain securitization structures.

On October 13, 2021, the Power Utility Commission of Texas (“PUCT”) approved the financing order (“Final Order”) authorizing the securitization of certain Weather Event costs by ERCOT. On December 7, 2021, ERCOT filed its calculation with the PUCT in accordance with the PUCT final order implementing HB 4492. The Company received the Weather Event Cost Recovery in June 2022.

2.   OPERATIONS

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Operating in the U.S. and Canada, Just Energy serves both residential and commercial customers, providing homes and businesses with a broad range of energy solutions that deliver comfort, convenience and control. Just Energy is the parent company of Amigo Energy, Filter Group Inc. (“Filter Group”), Hudson Energy, Interactive Energy Group, Tara Energy and Terrapass.

Just Energy’s current commodity product offerings include fixed, variable, index and flat rate options. By fixing the price of electricity or natural gas under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain flexibility while retaining the ability to lock into a fixed price at their discretion. Flat-bill products allow customers to pay a flat rate each month regardless of usage. Just Energy derives its gross margin from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Just Energy offers green products through Terrapass and its JustGreen program. Green products offered through Terrapass allow customers to offset their carbon footprint without buying energy commodity products and can be offered in all states and provinces without being dependent on energy deregulation. The JustGreen electricity product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, solar, hydropower or biomass, via power purchase agreements and renewable energy certificates. The JustGreen gas product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses.

Through Filter Group, Just Energy provides subscription-based home water filtration systems to residential customers, including under-counter and whole-home water filtration solutions.

Just Energy markets its product offerings through multiple sales channels including digital, retail, door-to-door, brokers and affinity relationships.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

3.    FINANCIAL STATEMENT PRESENTATION

(a)  Compliance with U.S. GAAP

These Interim Condensed Consolidated Financial Statements have been prepared in accordance with U.S. GAAP, ASC 270, Interim Reporting, as issued by the Financial Accounting Standards Board (“FASB”). In the opinion of management, the unaudited interim consolidated financial statements include all adjustments that are of a recurring nature and necessary for a fair presentation of the results of interim operations.

(b)  Basis of presentation and interim reporting

These Interim Condensed Consolidated Financial Statements should be read in conjunction with and follow the same accounting policies and methods of application as those used in the most recent March 31, 2022 annual audited Consolidated Financial Statements under U.S GAAP.

The comparative Interim Condensed Consolidated Financial Statements have been corrected from the interim statements previously presented to conform to the presentation of the current Interim Condensed Consolidated Financial Statements.

Effective April 1, 2021, the Company elected to change its reporting currency from CAD to USD. The comparative periods in these Interim Consolidated Financial Statements have been reported using U.S. dollar reporting currency to conform with the current year's presentation. The Company's subsidiaries operating in the U.S. have a USD functional currency, and those operating in Canada have a CAD functional currency. Monetary assets and liabilities denominated in Canadian dollars are retranslated into the reporting currency at the spot exchange rate on the Interim Condensed Consolidated Balance Sheet date. Any resulting exchange differences are included in the Interim Condensed Consolidated Statement of Operations. Non-monetary assets and liabilities, other than those measured at fair value, are translated at the exchange rate on the date of the initial transaction. Interim Condensed Consolidated Statement of Operations items are translated at the average exchange rate for each period presented.

The interim operating results are not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2022, due to seasonal variations resulting in fluctuations in quarterly results. Gas consumption by customers is typically highest in October through March and lowest in April through September. Electricity consumption is typically highest in January through March and July through September and lowest in October through December and April through June.

Principles of consolidation

The Interim Condensed Consolidated Financial Statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries and affiliates as at December 31, 2021. Subsidiaries and affiliates are consolidated from the date of acquisition and control and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries and affiliates are prepared for the same reporting period as Just Energy using consistent accounting policies. All intercompany balances, sales, expenses and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

Going concern

Due to the Weather Event and associated CCAA filing, the Company’s ability to continue as a going concern for the next 12 months is dependent on the Company emerging from CCAA protection, maintaining liquidity, complying with DIP Facility covenants and extending the DIP Facility maturity if required before emergence from CCAA. The material uncertainties arising from the CCAA filings cast substantial doubt upon the Company's ability to continue as a going concern and, accordingly, the ultimate appropriateness of the use of accounting principles applicable to a

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

going concern. As such, Just Energy applies the guidance of ASC 810, Consolidations, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a VIE, should be consolidated.

These Interim Condensed Consolidated Financial Statements do not reflect the adjustments to carrying values of assets and liabilities and the reported expenses and Interim Condensed Consolidated Balance Sheet classifications that would be necessary if the going concern assumption was deemed inappropriate. These adjustments could be material. There can be no assurance that the Company will be successful in emerging from CCAA as a going concern.

(c)  Significant accounting judgments, estimates, and assumptions

The preparation of the Interim Condensed Consolidated Financial Statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amount of assets, liabilities, income and expenses. The estimates and related assumptions based on previous experience and other factors are considered reasonable under the circumstances, the results of which form the basis for making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. There have been no material changes from the disclosures from the March 31, 2022 annual audited Consolidated Financial Statements and notes to the March 31, 2022 annual audited consolidated financial statements with respect to significant accounting judgments, estimates and assumptions.

4.   TRADE AND OTHER RECEIVABLES, NET

(a)  Trade and other receivables, net

	As at	As at
	December 31, 2021	March 31, 2021
Trade accounts receivable, net	$124,453	$150,499
Unbilled revenue, net	96,033	82,693
Receivable from ERCOT against HB 4492	147,500	–
Accrued gas receivable	–	663
Other	65,099	36,683
Total trade and other receivables, net	$433,085	$270,538

(b)  Aging of accounts receivable

Customer credit risk

The lifetime expected credit loss (“ECL”) reflects Just Energy’s best estimate of losses on the accounts receivable and unbilled revenue balances. Just Energy determines the ECL by using historical loss rates and forward-looking factors, if applicable. Just Energy is exposed to customer credit risk on its continuing operations in Alberta, Texas, Illinois (gas), California (gas) and Ohio (electricity) and for certain Commercial customers in dual-billing markets including Illinois (power), Pennsylvania (power), Massachusetts (power), New York and New Jersey. Credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy. Management factors default from credit risk in its margin expectations for all of the above markets.

In the remaining markets, the local distribution companies (“LDCs”) provide collection services and assume the risk of any bad debts owing from Just Energy’s customers for a fee that is recorded in cost of goods sold. Although there is no assurance that the LDCs providing these services will continue to do so in the future, management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

The aging of the trade accounts receivable from the markets where the Company bears customer credit risk was as follows:

	As at	As at
	December 31, 2021	March 31, 2021

Current	$55,463	$46,710
1–30 days	10,720	15,439
31–60 days	2,854	3,017
61–90 days	3,680	1,705
Over 90 days	10,128	8,307
Total trade receivables	$82,845	$75,178

The unbilled revenue subject to customer credit risk is $81.0 million as at December 31, 2021 (March 31, 2021 $69.3 million).

(c)  Provision for expected credit losses

Changes in the provision for expected credit losses related to the balances in the table above were as follows:

	As at	As at
	December 31, 2021	March 31, 2021

Balance, beginning of period	$18,578	$32,305
Provision for expected credit losses	16,054	25,712
Bad debts written off	(22,635)	(49,725)
Recoveries	1,210	3,850
Foreign exchange	3,053	6,436
Balance, end of period	$16,260	$18,578

5.   OTHER CURRENT AND NON-CURRENT ASSETS

		As at	As at
(a)	Other current assets	December 31, 2021	March 31, 2021
	Prepaid expenses and deposits	$53,434	$41,524
	Customer acquisition costs	31,398	36,327
	Green certificates assets	52,326	48,880
	Gas delivered in excess of consumption	6,480	516
	Inventory	1,262	2,697
	Total other current assets	$144,900	$129,944

		As at	As at
(b)	Other non-current assets	December 31, 2021	March 31, 2021
	Customer acquisition costs	$28,593	$21,724
	Other long-term assets	7,751	6,318
	Total other non-current assets	$36,344	$28,042

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

6.    DERIVATIVE INSTRUMENTS

(a)  Fair value of derivative instruments and other

The fair value of derivative instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Management has estimated the value of financial swaps, physical forwards and option contracts for electricity, natural gas, carbon offsets and renewable energy certificates (“RECs”), and generation and transmission capacity contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or developed internally based on third-party market data. These curves can be volatile, thus leading to volatility in the mark to market with no immediate impact to cash flows. Gas options and green power options have been valued using the Black option pricing model using the applicable market forward curves and the implied volatility from other market-traded options. Management periodically uses non-exchange-traded swap agreements based on cooling degree days and heating degree days (“HDDs”) measured in its utility service territories to reduce the impact of weather volatility on Just Energy’s electricity and natural gas volumes, commonly referred to as “weather derivatives”. The fair value of these swaps on a given measurement station indicated in the derivative contract is determined by calculating the difference between the agreed strike and expected variable observed at the same station.

The following table presents unrealized gains (losses) related to Just Energy’s derivative instruments classified as fair value through Consolidated Statement of Operations and recorded on the Interim Condensed Consolidated Balance Sheet as fair value of derivative assets and fair value of derivative liabilities, with their offsetting values recorded in unrealized gain (loss) in fair value of derivative instruments and other on the Interim Condensed Consolidated Statements of Operations.

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020
Physical forward contracts and options (i)	$(131,185)	$(48,338)	$157,457	$(106,345)
Financial swap contracts and options (ii)	(85,175)	(16,099)	92,718	43,705
Foreign exchange forward contracts	(188)	(5,042)	1,192	(12,894)
Other derivative options	(860)	(959)	317	(2,537)
Unrealized gain (loss) of derivative instruments and other	$(217,408)	$(70,438)	$251,684	$(78,071)

The following table summarizes certain aspects of the fair value of derivative assets and liabilities recorded in the Interim Condensed Consolidated Balance Sheet as at December 31, 2021:

	Derivative	Derivative	Derivative	Derivative
	instrument	instrument	instrument	instrument
	assets	assets	liabilities	liabilities
	(current)	(non-current)	(current)	(non-current)

Physical forward contracts and options (i)	$105,181	$40,585	$8,136	$16,902
Financial swap contracts and options (ii)	58,034	35,508	881	2,450
Foreign exchange forward contracts	1,041	–	–	101
Other derivative options	1,202	387	14	1
As at December 31, 2021	$165,458	$76,480	$9,031	$19,454

The following table summarizes certain aspects of the fair value of derivative assets and liabilities recorded in the Interim Condensed Consolidated Balance Sheet as at March 31, 2021:

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

	Derivative	Derivative	Derivative	Derivative
	instrument	instrument	instrument	instrument
	assets	assets	liabilities	liabilities
	(current)	(non-current)	(current)	(non-current)

Physical forward contracts and options (i)	$9,951	$5,338	$8,078	$44,629
Financial swap contracts and options (ii)	5,520	2,095	2,821	4,014
Foreign exchange forward contracts	–	–	216	–
Other derivative options	2,911	996	–	–
As at March 31, 2021	$18,382	$8,429	$11,115	$48,643

Individual derivative asset and liability transactions are offset, and the net amount reported in the Interim Condensed Consolidated Balance Sheet if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Individual derivative transactions are typically offset at the legal entity and counterparty level.

Below is a summary of the derivative instruments classified through profit or loss as at December 31, 2021, to which Just Energy has committed:

(i)	Physical forward contracts and options consist of:
●	Electricity contracts with a total remaining volume of 27,135,906 MWh, a weighted average price of $38.44/MWh and expiry dates up to December 31, 2029.
●	Natural gas contracts with a total remaining volume of 106,609,061 GJs, a weighted average price of $3.10/GJ and expiry dates up to October 31, 2025.
●	RECs with a total remaining volume of 3,116,650 MWh, a weighted average price of $20.63/REC and expiry dates up to December 31, 2029.
●	Green gas certificates with a total remaining volume of 10,000 tonnes, a weighted average price of $12.00/tonne and expiry dates up to July 28, 2022.
●	Electricity generation capacity contracts with a total remaining volume of 1,628 MWCap, a weighted average price of $3,732.83/MWCap and expiry dates up to December 31, 2023.
●	Ancillary contracts with a total remaining volume of 1,133,640 MWh, a weighted average price of $21.30/MWh and expiry dates up to December 31, 2024.
(ii)	Financial swap contracts and options consist of:
●	Electricity contracts with a total remaining volume of 16,411,986 MWh, a weighted average price of $40.91/MWh and expiry dates up to December 31, 2025.
●	Natural gas contracts with a total remaining volume of 102,658,280 GJs, a weighted average price of $3.12/GJ and expiry dates up to December 31, 2026.
●	Ancillary contracts with a total remaining volume of 1,490,328 MWh, a weighted average price of $23.08/MWh and expiry dates up to December 31, 2023.
(iii)	Weather derivatives consist of:
●	HDD natural gas swaps with price strikes to be set on futures index and temperature strikes from 1,813F to 4,985F HDD and an expiry date of March 31, 2022.
●	HDD natural gas swaps with price strikes to be set on futures index and temperature strikes from 1,652F to 4,871F HDD and an expiry date of March 31, 2023.
●	HDD natural gas swaps with price strikes to be set on futures index and temperature strikes from 1,652F to 4,910F HDD and an expiry date of March 31, 2024.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

●	Temperature contingent power call options with price strikes at various temperature strikes and an expiry date of March 31, 2022.

These  derivative instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the derivative instrument assets’ balance recognized in the Interim Condensed Consolidated Financial Statements.

Fair value (“FV”) hierarchy of derivatives

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted unadjusted market prices. Currently there are no derivatives carried in this level.

Level 2

Fair value measurements that require observable inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, significant inputs must be directly or indirectly observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the electricity supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy.

For the natural gas supply contracts, Just Energy uses three different market observable curves: (i) commodity (predominately NYMEX), (ii) basis and (iii) foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves extend only 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3.

Weather derivatives are non-exchange-traded derivative instruments used as part of a risk management strategy to mitigate the impact adverse weather conditions have on gross margin. The fair values of the derivatives are determined using an internally developed model that relies upon both observable inputs and significant unobservable inputs. Accordingly, the fair values of these derivatives are classified as Level 3. Market and contractual inputs to these models vary by contract type and would typically include notional amounts, reference weather stations, strike prices, temperature strike values, terms to expiration, historical weather data and historical commodity prices. The historical weather data and commodity prices were utilized to value the expected payouts with respect to weather derivatives and, as a result, are the most significant assumptions contributing to the determination of fair value estimates, and changes in these inputs can result in a significantly higher or lower fair value measurement.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments is changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the “Market risk” section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

The following table illustrates the classification of derivative instrument assets (liabilities) in the FV hierarchy as at December 31, 2021:

	Level 1	Level 2	Level 3	Total
Physical forward contracts and options	$–	$–	$120,728	$120,728
Financial swap contracts and options	–	37,763	52,448	90,211
Foreign exchange forward contracts	–	–	940	940
Other derivative options	–	–	1,574	1,574
Total net derivative assets	$–	$37,763	$175,690	$213,453

The following table illustrates the classification of derivative instrument assets (liabilities) in the FV hierarchy as at March 31, 2021:

	Level 1	Level 2	Level 3	Total
Physical forward contracts and options	$–	$–	$(37,418)	$(37,418)
Financial swap contracts and options	–	542	238	780
Foreign exchange forward contracts	–	–	(216)	(216)
Other derivative options	–	–	3,907	3,907
Total net derivative assets (liabilities)	$–	$542	$(33,489)	$(32,947)

Commodity price sensitivity – Level 3 derivative instruments

If the energy prices associated with only Level 3 derivative instruments including natural gas, electricity, and RECs had risen by 10%, assuming that all of the other variables had remained constant, loss from continuing operations before income taxes for the three months ended December 31, 2021 would have decreased by $203.0 million.

On the contrary, if the energy prices associated with only Level 3 derivative instruments including natural gas, electricity, and RECs had fallen by 10%, assuming that all of the other variables had remained constant, loss from continuing operations before income taxes for the three months ended December 31, 2021 would have increased by $193.9 million, primarily as a result of the change in fair value of Just Energy’s derivative instruments.

Key assumptions used when determining the significant unobservable inputs for all commodity supply contracts included in Level 3 of the FV hierarchy consist of up to 5% price extrapolation to calculate monthly prices that extend beyond the market observable 12 to 15 month forward curve.

The following table illustrates the changes in net fair value of financial assets (liabilities) classified as Level 3 in the FV hierarchy for the following periods:

	Nine months ended	Year ended
	December 31, 2021	March 31, 2021
Balance, beginning of period	$(33,489)	$(60,538)
Total gains (losses)	174,062	(7,080)
Purchases	39,301	(3,211)
Sales	(1,021)	(1,329)
Settlements	(3,164)	38,669
Balance, end of period	$175,690	$(33,489)

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

(b)  Classification of non-derivative assets and liabilities

As at December 31, 2021 and March 31, 2021, the carrying value of cash and cash equivalents, restricted cash, trade and other receivables, and trade and other payables approximates their fair value due to their short-term nature.

The risks associated with Just Energy’s derivative instruments are as follows:

(i)Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity. Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of  derivative instruments due to changes in foreign exchange rates and exposure as a result of investments in Canadian operations.

The performance of the U.S. dollar relative to the Canadian dollar could positively or negatively affect Just Energy’s Interim Condensed Consolidated Statements of Operations, as some portion of Just Energy’s profit or loss is generated in Canadian dollars and is subject to currency fluctuations upon translation to U.S. dollars. Just Energy has a policy to economically hedge between 50% and 100% of forecasted cross-border cash flows that are expected to occur within the next 12 months and between 0% and 50% of certain forecasted cross-border cash flows that are expected to occur within the following 13 to 24 months. The level of economic hedging is dependent on the source of the cash flows and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results. Translation risk is not hedged.

Interest rate risk

A 1% increase (decrease) in interest rates would have resulted in an increase (decrease) of approximately $0.1 million in loss from continuing operations before income taxes in the Interim Condensed Consolidated Statements of Operations for the three months ended December 31, 2021.

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its risk management policy. This policy sets out a variety of limits, most importantly thresholds for open positions in the gas and electricity portfolios, which also feed a value at risk limit. Should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained. Just Energy’s exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix gross margins. Derivative instruments are generally transacted over the counter. The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flows of Just Energy. Just Energy mitigates the exposure to variances in customer requirements that are driven by changes in expected weather conditions through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the degree to which weather conditions deviate from normal.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

Commodity price sensitivity – all derivative instruments

If all the energy prices associated with derivative instruments including natural gas, electricity and RECs had risen by 10%, assuming that all of the other variables had remained constant, loss from continuing operations before income taxes for the three months ended December 31, 2021 would have decreased by $200.3 million.

On the contrary, a fall of 10% in the energy prices associated with derivative instruments including natural gas, electricity and RECs, assuming that all of the other variables had remained constant, loss from continuing operations before income taxes for the three months ended December 31, 2021 would have increased by $231.9 million, primarily as a result of the change in fair value of Just Energy’s derivative instruments.

(ii)Physical supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfill their contractual obligations.

(iii)Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the risk management policy. Any exceptions to these limits require approval from the Risk Committee of the Board of Directors of Just Energy. The risk department and Risk Committee of the Board of Directors monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure. However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

As at December 31, 2021, Just Energy has applied an adjustment factor to determine the fair value of its derivative instruments in the amount of $8.9 million (March 31, 2021 – $0.9 million) to accommodate for its counterparties’ risk of default.

As at December 31, 2021, the estimated net counterparty credit risk exposure amounted to $180.9 million (March 31, 2021 – $28.3 million), representing the risk relating to Just Energy’s exposure to derivatives that are in an asset position.

Under the guidance of ASC 815, entities may choose to offset cash collateral posted or received against the fair value of derivative positions executed with the same counterparties under the same master netting agreements. The Company has chosen not to offset positions as defined in ASC 815. As at December 31, 2021, the Company recorded $20.1 million of cash collateral posted on its Consolidated Balance Sheet.

7.   INVESTMENTS

On November 1, 2021, Generac Holdings Inc. (“Generac”) announced the signing of an agreement to acquire all of the issued and outstanding shares of ecobee Inc. (“ecobee”), including all of the ecobee shares held by the Company. The Company held approximately 8% of the ecobee shares. The transaction closed on December 1, 2021 and the Company received $12.3 million cash and 80,281 shares of Generac common stock. The Company subsequently sold all of the Generac shares for a sum of $28.4 million during December 2021, resulting in total consideration of approximately $40.7 million. This has resulted in a gain on investment of $15 million recorded in the Interim

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

Condensed Consolidated Statement of Operations for the nine months ended December 31, 2021. The Company could receive up to an additional $8 million in Generac stock over calendar 2022 and 2023, provided that certain performance targets are achieved by ecobee.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

8.   TRADE AND OTHER PAYABLES

	As at	As at
	December 31, 2021	March 31, 2021
Commodity suppliers' accruals and payables	$203,151	$162,921
Green provisions and repurchase obligations	57,262	61,934
Sales tax payable	8,710	21,864
Non-commodity trade accruals and accounts payable	48,400	54,156
Accrued gas payable	–	433
Other payables	4,253	8,806
Total trade and other payables	$321,776	$310,114

9. LIABILITIES SUJECT TO COMPROMISE

	2022	2021

Commodity suppliers' accruals and payables	$417,933	$403,395
Non-commodity trade accruals and accounts payable	44,028	19,370
Other non-current liabilities	–	10,191
Debts and financings	366,007	422,028
Total liabilities subject to compromise	$827,968	$854,984

10.   LONG-TERM DEBT AND FINANCING

	As at	As at
	December 31, 2021	March 31, 2021
DIP Facility (a)	$125,000	$100,784
Filter Group financing (b)	1,889	3,671
	126,889	104,455
Less: Current portion	(126,722)	(103,215)
Total long-term debt	$167	$1,240

Future annual minimum principal repayments are as follows:

	Less than			More than
	1 year	1–3 years	4–5 years	5 years	Total
DIP Facility (a)	$125,000	$–	$–	$–	$125,000
Filter Group financing (b)	1,722	167	–	–	1,889
Total principal repayment	$126,722	$167	$–	$–	$126,889

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

The following table details the interest expense for the period ended December 31. Interest is expensed based on the effective interest rate.

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020
DIP Facility (a)	$4,096	$–	$12,190	$–
Filter Group financing (b)	50	127	193	404
7.0% $13M subordinated notes (c)	–	216	–	210
Credit Facility (c)	4,362	3,638	12,719	11,403
7.0% $15m subordinated notes	–	–	(1)	–
10.25% Term Loan	–	–	(54)	–
Term Loan (d)	–	6,363	–	6,171
8.75% term loan (f)	–	–	–	13,519
6.75% $100M convertible debentures (g)	–	–	–	3,566
6.75% $160M convertible debentures (h)	–	–	–	5,203
6.5% convertible bonds (i)	–	–	–	401
Supplier finance and others	382	3,303	427	10,993
Total interest expense	$8,890	$13,648	$25,474	$51,870
(a)	As discussed in Note 1, Just Energy filed and received the Court Order under the CCAA on March 9, 2021. In conjunction with the CCAA filing, the Company entered into the DIP Facility for $125 million. Just Energy Ontario L.P., Just Energy Group Inc. and Just Energy (U.S.) Corp. are the borrowers under the DIP Facility and are supported by guarantees of certain subsidiaries and affiliates and secured by a super-priority charge against and attaching to the property that secures the obligations arising under the Credit Facility, created by the Court Order. The DIP Facility has an interest rate of 13%, paid quarterly in arrears. On November 11, 2021, the Company amended the DIP Facility to extend the maturity of the DIP Facility to September 30, 2022. The DIP Facility terminates at the earlier of: (a) September 30, 2022, (b) the implementation date of the SISP, (c) the lifting of the stay in the CCAA proceedings or (d) the termination of the CCAA proceedings. For consideration for making the DIP Facility available, Just Energy paid a 1% origination fee, a 1% commitment fee on March 9, 2021 and a 1% amendment fee on November 16, 2021.
(b)	Filter Group has a $1.9 million outstanding loan payable to Home Trust Company (“HTC”). The loan is a result of factoring receivables to finance the cost of rental equipment that matures no later than October 2023 with HTC and bears interest at 8.99% per annum. Principal and interest are payable monthly. Filter Group did not file under the CCAA and, accordingly, the stay does not apply to Filter Group and any amounts outstanding under the loan payable to HTC.
(c)	On March 18, 2021, Just Energy Ontario L.P, Just Energy (U.S.) Corp. and Just Energy Group Inc. entered into an Accommodation and Support Agreement (the “Lender Support Agreement”) with the lenders under the Credit Facility. Under the Lender Support Agreement, the lenders agreed to allow issuance or renewals of letters of credit under the Credit Facility during the pendency of the CCAA proceedings within certain restrictions. In return, the Company has agreed to continue paying interest and fees at the non-default rate on the outstanding advances and letters of credit under the Credit Facility. The amount of letters of credit that may be issued is limited to the lesser of $36.36 million (excluding the letters of credit guaranteed by Export Development Canada under its Account Performance Security Guarantee Program), plus any amount the Company has repaid and $125 million. As at December 31, 2021, the Company had repaid $58.1 million and had a total of $91.3 million of letters of credit outstanding.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

Certain amounts outstanding under the Letter of Credit Facility (“LC Facility”) are guaranteed by Export Development Canada under its Account Performance Security Guarantee Program. As at December 31, 2021, the Company had $43.6 million of letters of credit outstanding and letter of credit capacity of $2.1 million available under the LC Facility.  Just Energy’s obligations under the Credit Facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, primarily Filter Group. Just Energy has also entered into an inter-creditor agreement in which certain commodity and hedge providers are also secured by the same collateral.  As a result of the CCAA filing, the borrowers are in default under the Credit Facility. However, any potential actions by the lenders have been stayed pursuant to the Court Order.

The outstanding advances are all prime rate advances at a rate of bank prime (Canadian bank prime rate or U.S. prime rate) plus 4.25% and letters of credit are at a rate of 5.25%.

As at December 31, 2021, the Canadian prime rate was 2.45% and the U.S. prime rate was 3.25%.

As a result of the CCAA filing, the Credit Facility has been reclassified to short-term reflecting the potential acceleration of the debt allowed under the Credit Facility.

(d)	As part of the recapitalization transaction that the Company completed in September 2020 (“September 2020 Recapitalization”), Just Energy issued a $205.9 million principal note (the “Term Loan”) maturing on March 31, 2024. The note bears interest at 10.25%. The balance at December 31, 2021 includes an accrual of $9.9 million for interest payable on the notes. As a result of the CCAA filing, the Company is in default under the Term Loan. However, any potential actions by the lenders under the Term Loan have been stayed pursuant to the Court Order, and the Company is not issuing additional notes equal to the capitalized interest. Given this acceleration option, the Term Loan has been classified as current.
(e)	As part of the September 2020 Recapitalization, Just Energy issued CAD $15 million principal amount of 7.0% subordinated notes (“Note Indenture”) to holders of the subordinated convertible debentures, which has a six-year maturity. The principal amount was reduced through a tender offer for no consideration on October 19, 2020 to CAD $13.2 million. The Note Indenture bears an annual interest rate of 7.0% payable in kind. The balance at December 31, 2021 includes an accrual of CAD $0.4 million for interest payable on the notes. As a result of the CCAA filing, the Company is in default under the Note Indenture’s Trust Indenture agreement. However, any potential actions by the lenders under the Note Indenture have been stayed pursuant to the Court Order and the Company is not issuing additional notes equal to the capitalized interest. Given this acceleration option, the Note Indenture has been classified as current.
(f)	As part of the September 2020 Recapitalization, the 8.75% loan was exchanged for its pro-rata share of the Term Loan and 786,982 common shares. At the time of the September 2020 Recapitalization, the 8.75% loan had USD $207.0 million outstanding plus accrued interest.
(g)	As part of the September 2020 Recapitalization, the 6.75% $100M convertible debentures were exchanged for 3,592,069 common shares along with its pro-rata share of the Note Indenture and the payment of accrued interest.
(h)	As part of the September 2020 Recapitalization, the 6.75% $160M convertible debentures were exchanged for 5,747,310 common shares along with their pro-rata share of the Note Indenture and the payment of accrued interest.
(i)	As part of the September 2020 Recapitalization, the 6.5% convertible bonds were exchanged for their pro-rata share of the Term Loan and 35,737 common shares. At the time of the September 2020 Recapitalization, CAD $9.2 million of the 6.5% convertible bonds were outstanding plus accrued interest.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

11. REPORTABLE BUSINESS SEGMENTS

Just Energy’s reportable segments are the Mass Market and the Commercial segments.

The chief operating decision-maker monitors the operational results of the Mass Market and Commercial segments for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on certain non-U.S. GAAP measures such as Base EBITDA, Base Gross Margin and Embedded Gross Margin as defined in the Company’s Management Discussion and Analysis.

Transactions between segments are in the normal course of operations and are recorded at the exchange amount.

Corporate and shared services report the costs related to management oversight of the business units, public reporting and filings, corporate governance and other shared services functions such as Human Resources, Finance and Information Technology.

For the three months ended December 31, 2021:

			Corporate and
	Mass Market	Commercial	shared services	Consolidated

Revenue	$277,700	$238,485	$–	$516,185
Cost of goods sold	136,901	209,774	–	346,675
Gross margin	140,799	28,711	–	169,510
Depreciation and amortization	7,546	850	–	8,396
Administrative expenses	8,092	2,873	15,109	26,074
Selling and marketing expenses	23,476	11,106	–	34,582
Provision for expected credit loss	7,512	(476)	–	7,036
Segment income (loss)	$94,173	$14,358	$(15,109)	$93,422
Interest expense				(8,890)
Reorganization costs				(34,000)
Unrealized loss on derivative instruments and other				(217,408)
Realized gain on derivative instruments				62,359
Loss on investment				(7,846)
Other income, net				(61)
Income tax recovery				1,543
Net loss for the period				$(110,881)

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

For the three months ended December 31, 2020:

			Corporate and
	Mass Market	Commercial	shared services	Consolidated

Revenue	$262,765	$218,854	$–	$481,619
Cost of goods sold	165,704	177,355	–	343,059
Gross margin	97,061	41,499	–	138,560
Depreciation and amortization	3,440	674	–	4,114
Administrative expenses	6,568	2,653	15,304	24,525
Selling and marketing expenses	19,591	12,835	–	32,426
Provision for expected credit loss	1,760	819	–	2,579
Segment income (loss)	$65,702	$24,518	$(15,304)	$74,916
Interest expense				(13,648)
Gain on September 2020 Recapitalization transaction, net				774
Unrealized loss on derivative instruments and other				(70,438)
Realized loss on derivative instruments				(43,672)
Other expense, net				(1,698)
Income tax expense				(2,582)
Net loss from continuing operations				$(56,348)
Net income from discontinued operations				2,849
Net loss for the period				(53,499)

As at December 31, 2020
Total goodwill	$170,854	$98,748	$–	$269,602

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

For the nine months ended December 31, 2021:

			Corporate and
	Mass Market	Commercial	shared services	Consolidated
Revenue	$853,569	$718,359	$–	$1,571,928
Cost of goods sold	614,767	657,530	–	1,272,297
Gross margin	238,802	60,829	–	299,631
Depreciation and amortization	13,617	2,160	–	15,777
Administrative expenses	23,719	8,562	48,253	80,534
Selling and marketing expenses	67,123	35,333	–	102,456
Provision for expected credit loss	15,489	565	–	16,054
Segment income (loss)	$118,854	$14,209	$(48,253)	$84,810
Interest expense				(25,474)
Reorganization costs				(65,232)
Unrealized gain on derivative instruments and other				251,684
Realized gain on derivative instruments				115,152
Gain on investment				15,041
Other expense, net				(474)
Recovery of income taxes				2,527
Net income for the period				$378,034

As at December 31, 2021
Total goodwill	$129,321	$–	$–	$129,321

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

For the nine months ended December 31, 2020:

			Corporate and
	Mass Market	Commercial	shared services	Consolidated
Revenue	$859,928	$670,925	$–	$1,530,853
Cost of goods sold	512,842	519,543	–	1,032,385
Gross margin	347,086	151,382	–	498,468
Depreciation and amortization	11,654	2,009	–	13,663
Administrative expenses	19,947	9,616	58,639	88,202
Selling and marketing expenses	61,742	40,569	–	102,311
Provision for expected credit loss	13,470	6,489	–	19,959
Segment income (loss)	$240,273	$92,699	$(58,639)	$274,333
Interest expense				(51,870)
Restructuring costs				(5,368)
Gain on September 2020 Recapitalization transaction, net				38,907
Unrealized loss on derivative instruments and other				(78,071)
Realized loss on derivative instruments				(204,853)
Other expense, net				(3,903)
Income tax expense				(3,551)
Net loss from continuing operations				$(34,376)
Net income from discontinued operations				158
Net loss for the period				(34,218)

As at December 31, 2020
Total goodwill	$131,949	$75,914	$–	$207,863

Revenues from external customers

Revenues based on the location of the customer are summarized as follows:

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020
Canada	$127,454	$94,189	$343,437	$249,236
United States	388,731	387,430	1,228,491	1,281,617
Total	$516,185	$481,619	$1,571,928	$1,530,853

12. INCOME TAXES

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020
Current income tax expense (recovery)	$(1,690)	$2,582	$(2,793)	$3,596
Deferred income tax expense (recovery)	147	–	266	(45)
Provision for (recovery of) income taxes	$(1,543)	$2,582	$(2,527)	$3,551

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

12. SHAREHOLDERS’ CAPITAL

Just Energy is authorized to issue an unlimited number of common shares with no par value and up to 50,000,000 preferred shares. The common shares outstanding have no preferences, rights or restrictions attached to them and there are no preferred shares outstanding.

Details of issued and outstanding shareholders’ capital are as follows:

	Nine months ended		Year ended
	December 31, 2021		March 31, 2021
	Shares	Amount	Shares	Amount
Common shares:
Issued and outstanding
Balance, beginning of period	48,078,637	$1,168,162	4,594,371	$839,778
Share-based awards exercised	–	–	91,854	721
Issuance of shares due to September 2020 Recapitalization	–	–	43,392,412	328,842
Issuance cost	–	–	–	(1,179)
Balance, end of period	48,078,637	$1,168,162	48,078,637	$1,168,162
Preferred shares:
Issued and outstanding
Balance, beginning of period	–	$–	4,662,165	$111,948
Exchanged to common shares	–	–	(4,662,165)	(111,948)
Balance, end of period	–	$–	–	$–
Shareholders' capital	48,078,637	$1,168,162	48,078,637	$1,168,162

The above table reflects the impacts of the September 2020 Recapitalization including the extinguished convertible debentures, the settlement of the preferred shares and the issuance of new common shares. The common shares have been adjusted retrospectively to reflect the 33:1 share consolidation as part of the September 2020 Recapitalization.

14. REORGANIZATION COSTS

Reorganization costs represent the amounts incurred related to the filings under the CCAA Proceedings and consist of:

	For the three months ended	For the nine months ended
	December 31, 2021	December 31, 2021
Professional and advisory costs	$10,903	$29,610
Key employee retention plan	1,523	5,709
Prepetition claims and other costs	21,574	29,913
	$34,000	$65,232

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

15. EARNINGS PER SHARE

	For the three months ended December 31,		For the nine months ended December 31,
	2021	2020	2021	2020
BASIC EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations available to shareholders	$(110,881)	$(56,348)	$378,034	$(34,376)
Income (loss) for the period available to shareholders	$(110,881)	$(53,499)	$378,034	$(34,218)
Basic weighted average shares outstanding	48,078,637	48,043,495	48,078,637	26,355,407
Basic earnings (loss) per share from continuing operations available to shareholders	(2.31)	(1.17)	$7.86	$(1.30)
Basic earnings (loss) per share available to shareholders	$(2.31)	$(1.11)	$7.86	$(1.29)

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations available to shareholders	$(110,881)	$(56,348)	$378,034	$(34,376)
Adjusted income (loss) for the period available to shareholders	$(110,881)	$(56,348)	$378,034	$(34,376)
Basic weighted average shares outstanding	48,078,637	48,043,495	48,078,637	26,355,407
Dilutive effect of:
Restricted share grants	—	3,253	—	44,370
Deferred share grants	—	187	—	4,296
Restricted share units	—	17,053	—	5,643
Deferred share units	190,983	164,579	190,983	55,059
Options	650,000	572,283	650,000	192,153
Shares outstanding on a diluted basis	48,919,620	48,800,850	48,919,620	26,656,928
Diluted earnings (loss) from continuing operations per share available to shareholders	(2.31)	(1.17)	$7.73	$(1.30)
Diluted earnings (loss) per share available to shareholders	$(2.31)	$(1.11)	$7.73	$(1.29)

16. COMMITMENTS AND CONTINGENCIES

Commitments for each of the next five years and thereafter are as follows:

As at December 31, 2021

	Less than 1 year	1–3 years	4–5 years	More than 5 years	Total
Gas, electricity and non-commodity contracts	$414,666	$1,642,568	$306,469	$73,305	$2,437,008

(a)  Surety bonds and letters of credit

Pursuant to separate arrangements with several bond agencies, Just Energy has issued surety bonds to various counterparties including states, regulatory bodies, utilities and various other surety bond holders in return for a fee and/or meeting certain collateral posting requirements. Such surety bond postings are required in order to operate in certain states or markets. Total surety bonds issued as at December 31, 2021 amounted to $31.9 million (March 31, 2021 – $36.8 million) and are backed by letters of credit or cash collateral.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

As at December 31, 2021, Just Energy had total letters of credit outstanding in the amount of$135.0 million (March 31, 2021 –$79.0 million) (Note 10(c)).

(b)  Legal proceedings – Updated as at August 5, 2022

Just Energy and its subsidiaries are party to a number of legal proceedings. Other than as set out below, Just Energy believes that each proceeding constitutes legal matters that are incidental to the business conducted by Just Energy and that the ultimate disposition of the proceedings will not have a material adverse effect on its consolidated earnings, cash flows or financial position.

On March 9, 2021, Just Energy filed for and received creditor protection pursuant to the Court Order under the CCAA and similar protection under Chapter 15 of the Bankruptcy Code in the United States in connection with the Weather Event. On September 15, 2021, the Ontario Court approved the Company’s request to establish a claims process to identify and determine claims against the Company and its subsidiaries that are subject to the ongoing Claims Procedure Order. As part of the CCAA proceedings and in accordance with the Claims Procedure Order, Just Energy continues to review and determine which claims will be allowed, modified or disallowed, which may result in additional liabilities subject to compromise that are not currently reflected in the Consolidated Financial Statements. Currently, the total claims filed against Just Energy and its subsidiaries pursuant to the Claims Procedure Order are in excess of $14 billion, including approximately $1 billion in secured claims, which include letters of credit. The previously disclosed class action against Just Energy, Just Energy Corp. and Just Energy Ontario L.P. with Haidar Omarali as plaintiff, and certain other class action claims, are subject to the Claims Procedure Order. Just Energy expects that the final amount of accepted unsecured claims will be much lower than the face amount of the filed claims. However, on August 4, 2022 Just Energy entered into the Stalking Horse Transaction Agreement with the Stalking Horse Purchaser and the SISP Support Agreement in connection with the SISP that is intended to facilitate its exit from the Company’s ongoing insolvency proceedings as a going concern. The Stalking Horse Transaction provides that certain secured creditors will receive cash payments and/or equity in exchange for their debt, and existing equityholders’ interests will be cancelled or redeemed for no consideration.  In addition, no amounts will be available for distribution to the Just Energy Entities’ general unsecured creditors, including the previously disclosed class action against Just Energy, Just Energy Corp. and Just Energy Ontario L.P. with Haidar Omarali as plaintiff, and certain other class action claims.

On July 23, 2019, Just Energy announced that, as part of its Strategic Review process, management identified customer enrolment and non-payment issues, primarily in Texas. In response to this announcement, and in some cases in response to this and other subsequent related announcements, putative class action lawsuits were filed in the United States District Court for the Southern District of New York, in the United States District Court for the Southern District of Texas and in the Ontario Court, on behalf of investors that purchased Just Energy Group Inc. securities during various periods, ranging from November 9, 2017 through August 19, 2019. The U.S. lawsuits have been consolidated in the United States District Court for the Southern District of Texas with one lead plaintiff and the Ontario lawsuits have been consolidated with one lead plaintiff. The U.S. lawsuit seeks damages allegedly arising from violations of the United States Securities Exchange Act. The Ontario lawsuit seeks damages allegedly arising from violations of Canadian securities legislation and of common law. The Ontario lawsuit was subsequently amended to, among other things, extend the period to July 7, 2020. On September 2, 2020, pursuant to Just Energy’s plan of arrangement, the Superior Court of Justice (Ontario) ordered that all existing equity class action claimants shall be irrevocably and forever limited solely to recovery from the proceeds of the insurance policies payable on behalf of Just Energy or its directors and officers in respect of any such existing equity class action claims, and such existing equity class action claimants shall have no right to, and shall not, directly or indirectly, make any claim or seek any recoveries from any of the released parties or any of their respective current or former officers and directors in respect of any existing equity class action claims, other than enforcing their rights to be paid by the applicable insurer(s) from the proceeds of the applicable insurance policies. Pursuant to the CCAA proceedings, these proceedings have been stayed. Just Energy denies the allegations and will vigorously defend against these claims if they proceed.

JUST ENERGY GROUP INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited in thousands of U.S. dollars, except where indicated and per share amounts)

On November 12, 2021, Just Energy, along with the Just Energy Parties, initiated the ERCOT Lawsuit against ERCOT and the PUCT in the Houston Court. The ERCOT Lawsuit seeks to recover payments that were made by the Just Energy Parties to ERCOT for certain invoices relating to the Weather Event. On February 2, 2022, the Houston  Court dismissed the Lawsuit against the PUCT.